Exhibit 16.1

July 1, 2016

U.S. Securities and Exchange Commission
100 F. Street
Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Great China International Holdings, Inc.
Commission File No. 000-23015

We have read the statements of Great China International Holdings, Inc., pertaining to our firm included in Item 4.01 of the Form 8-K dated July 1, 2016 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ Kabani & Company, Inc.